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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(b)
                               (AMENDMENT NO. __)1


                                 ESG RE LIMITED
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                         COMMON SHARES, $1.00 PAR VALUE
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    G31215109
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


                                DECEMBER 31, 1998
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                      |X|      Rule 13d - 1(b)
                      |_|      Rule 13d - 1(c)
                      |_|      Rule 13d - 1(d)

----------

1 The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which could alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


                                   Page 1 of 5

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CUSIP NO.  G31215109                   13G                     PAGE 2 OF 5 PAGES
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--------------------------------------------------------------------------------
1                 NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Vontobel USA Inc.
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2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)      |_|

                                                                (b)      |x|

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3                 SEC USE ONLY

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4                 CITIZENSHIP OR PLACE OF ORGANIZATION

                  NEW YORK
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                           5        SOLE VOTING POWER
NUMBER OF
SHARES                              0
BENEFICIALLY               6        SHARED VOTING POWER
OWNED BY
EACH                                822,000
--------------------------------------------------------------------------------
REPORTING                  7        SOLE DISPOSITIVE POWER
PERSON
WITH                                0
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                           8        SHARED DISPOSITIVE POWER

                                    822,000
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9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    822,000
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10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                  EXCLUDES CERTAIN SHARES*                                |_|

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11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                            5.9%
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12                TYPE OF REPORTING PERSON*

                                            IA
--------------------------------------------------------------------------------



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CUSIP NO.  G31215109                   13G                     PAGE 3 OF 5 PAGES
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ITEM 1(A).        NAME OF ISSUER:

                  ESG RE LIMITED

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  Skandia International House, 16 Church Street, Hamilton, HM11 Bermuda

ITEM 2(A).        NAME OF PERSON FILING:

                  Vontobel USA Inc.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  450 Park Avenue, New York, NY  10022

ITEM 2(C).        CITIZENSHIP:

                  New York

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Shares, $1.00 par value

ITEM 2(E).        CUSIP NUMBER:

                  G31215109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a)  |_|  Broker or dealer registered under Section 15 of the Exchange Act;
                  (b)  |_|  Bank as defined in Section 3(a)(6) of the Exchange Act;
                  (c)  |_|  Insurance company as defined in Section 3(a)(19) of the Exchange Act;
                  (d)  |_|  Investment company registered under Section 8 of the Investment Company Act;
                  (e)  |X|  An investment adviser in accordance with Rule 13-d(b)(1)(ii)(E);
                  (f)  |_|  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
                  (g)  |_|  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
                  (h)  |_|  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
                  (i)  |_|  A church plan that is excluded from the definition of an investment company under Section
                            3(c)(14) of the Investment Company Act;
                  (j)  |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. |_|

ITEM 4.           OWNERSHIP.

                  (a)      Amount beneficially owned:

                           822,000 shares




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CUSIP NO.  G31215109                   13G                     PAGE 4 OF 5 PAGES
--------------------                                           -----------------






                  (b)      Percent of Class:

                           5.9%

                  (c)      Number of shares to which such person has:

                           (i)      Sole power to vote or direct the vote:

                                    0

                           (ii) Shared power to vote or direct the vote:

                                    822,000

                           (iii) Sole power to dispose or to direct the
                                 disposition of:

                                    0

                           (iv) Shared power to dispose of or direct the
                                disposition of:

                                    822,000


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  No persons other than the person filing this schedule 13G have an economic interest in the securities reported which relates to more than five percent of the class of securities. Vontobel USA Inc., a Registered Investment Advisor, beneficially owns the securities reported herein on behalf of certain institutional clients, including investment companies.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY.

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF A GROUP.

                  Not applicable




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CUSIP NO.  G31215109                   13G                     PAGE 5 OF 5 PAGES
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ITEM 10.          CERTIFICATION.

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        Date: FEBRUARY 19, 1999
                                              ---------------------------------


                                        VONTOBEL USA INC.



                                        By:    /S/ JOSEPH MASTOLONI
                                            ------------------------------------
                                            Joseph Mastoloni, Compliance Officer